SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 13G

Amendment No. 1

Under the Securities Exchange Act of 1934

VISTA INFORMATION SOLUTIONS, INC.

(Name of Issuer)

Common Stock, $.001 Par Value

(Title of Class of Securities)

928365204

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE, TRUSTEE FOR VARIOUS TRUSTS

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 2,000,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

2,000,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

2,000,000

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

7.8%

12 Type of Reporting Person

IN


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

THOMAS G. BIGLEY, TRUSTEE FOR VARIOUS TRUSTS

I.D. #

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 428,800 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

428,800 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

428,800

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

1.67%

12 Type of Reporting Person

IN


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,571,200 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,571,200 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,571,200

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

6.13%

12 Type of Reporting Person

IN


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

ELSIE HILLIARD HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,571,200 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,571,200 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,571,200

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

6.13%

12 Type of Reporting Person

IN


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES

U/A/T DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA

HILLMAN SIMONDS I.D.# 25-6193084

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares 107,200

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 107,200

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

107,200

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

.4%

12 Type of Reporting Person

OO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES

U/A/T DATED 12/30/76 FOR THE CHILDREN OF AUDREY

HILLMAN FISHER I.D.# 25-6193085

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares 107,200

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 107,200

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

107,200

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

.4%

12 Type of Reporting Person

OO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES

U/A/T DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA

HILLMAN, JR. I.D.# 25-6193086

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares 107,200

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 107,200

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

107,200

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

.4%

12 Type of Reporting Person

OO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES

U/A/T DATED 12/30/76 FOR THE CHILDREN OF WILLIAM

TALBOTT HILLMAN I.D.# 25-6193087

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares 107,200

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 107,200

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

107,200

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

.4%

12 Type of Reporting Person

OO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND

C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN

TRUST U/A DATED NOVEMBER 18, 1985 I.D.# 18-2145466

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares 321,200

Beneficially

Owned by 6 Shared Voting Power

Each 1,250,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With 321,200

8 Shared Dispositive Power

1,250,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,571,200

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

6.13%

12 Type of Reporting Person

OO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

THE HILLMAN COMPANY I.D.# 25-1011286

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,250,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,250,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,250,000

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

4.88%

12 Type of Reporting Person

CO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

WILMINGTON INVESTMENTS, INC. I.D.# 51-0344688

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 1,250,000 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

1,250,000 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,250,000

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

4.88%

12 Type of Reporting Person

CO


CUSIP NO. 928365204

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HCC INVESTMENTS, INC. I.D.# 51-0259668

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship or Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 1,250,000

Beneficially

Owned by 6 Shared Voting Power

Each (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With 1,250,000

8 Shared Dispositive Power

(See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

1,250,000

10 Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (11)

4.88%

12 Type of Reporting Person

CO


Item 1(a) Name of Issuer

Vista Information Solutions, Inc.

Item 1(b) Address of Issuer's Principal Executive Office:

5060 Shoreham Place, Suite 300

San Diego, California 92122

Item 2(a) Name of Person Filing:

(i) HCC Investments, Inc., a wholly-owned subsidiary of Wilmington

Investments, Inc.

(ii) Wilmington Investments, Inc., a wholly-owned subsidiary of The

Hillman Company.

(iii) The Hillman Company, a corporation controlled by the HLH Trust.

(iv) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

Trustees of the Henry L. Hillman Trust U/A dated November 18,

1985 (the "HLH Trust").

(v) C. G. Grefenstette and Thomas G. Bigley, Trustees Under

Agreement of Trust dated 12/30/76 for the Children of

Juliet Lea Hillman Simonds (the "1976 JLHS Trust").

(vi) C. G. Grefenstette and Thomas G. Bigley, Trustees Under

Agreement of Trust dated 12/30/76 for the Children of

Audrey Hillman Fisher (the "1976 AHF Trust").

(vii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under

Agreement of Trust dated 12/30/76 for the Children of

Henry Lea Hillman, Jr. (the "1976 HLH Trust")

(viii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under

Agreement of Trust dated 12/30/76 for the Children of

William Talbott Hillman (the "1976 WTH Trust").

(ix) Elsie Hilliard Hillman

(x) Henry L. Hillman

(xi) Thomas G. Bigley

(xii) C. G. Grefenstette

Item 2(b) Address of the Principal Business Office:

HCC Investments, Inc. and Wilmington

Investments, Inc.

824 Market Street, Suite 900

Wilmington, Delaware 19801

The Hillman Company, the HLH Trust, the 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLH Trust,

and the 1976 WTH Trust

1800 Grant Building

Pittsburgh, Pennsylvania 15219

Thomas G. Bigley

One Oxford Centre, 28th Floor

Pittsburgh, Pennsylvania 15219

Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette

2000 Grant Building

Pittsburgh, Pennsylvania 15219

Item 2(c) Citizenship:

HCC Investments, Inc. and Wilmington Investments, Inc.

are Delaware corporations.

The Hillman Company is a Pennsylvania corporation.

The HLH Trust, the 1976 JLHS Trust, the 1976 AHF Trust,

the 1976 HLH Trust, the 1976 WTH Trust are Pennsylvania

trusts.

C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman,

and Thomas G. Bigley are U.S. citizens.

Item 2(d) Title of Class of Securities:

Series A-1 Preferred Stock (Convertible into Common Stock at $.001 Par Value).

Item 2(e) CUSIP Number

928365204

Item 3 Not Applicable

Item 4 Ownership:

(a) Amount Beneficially Owned:

10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Juliet Lea Hillman Simonds (together with the three trusts of even date named below, the "1976 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Audrey Hillman Fisher, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

10,720 shares of Series A-1 Preferred Stock (which are convertible into 107,200 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc.

32,120 shares of Series A-1 Preferred Stock (which are convertible into 321,200 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust and HCC Investments, Inc. Henry L. Hillman shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the the HLH Trust and HCC Investments, Inc. Elsie Hilliard Hillman shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the the HLH Trust and HCC Investments, Inc

125,000 shares of Series A-1 Preferred Stock (which are convertible into 1,250,000 shares of Common Stock) were acquired from the Issuer on December 13, 1999, and are owned of record and beneficially by HCC Investments, Inc., which is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

(b) Percent of Class

7.8%

(c) Number of Shares as to which such person has:

(i) sole power to vote or direct the vote

(ii) shared power to vote or to direct the vote

2,000,000

(See Item (4)(a))

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

2,000,000

(See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired

the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8 Identification and Classification of Members of the Group:

See Item 4(a)

Item 9 Notice of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(Intentionally Left Blank)

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HCC INVESTMENTS, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

WILMINGTON INVESTMENTS, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

THE HILLMAN COMPANY

/s/ Lawrence M. Wagner

By _________________________________________

Lawrence M. Wagner, President

HENRY L. HILLMAN, ELSIE HILLIARD

HILLMAN & C. G. GREFENSTETTE, TRUSTEES

OF THE HENRY L. HILLMAN TRUST

U/A DATED NOVEMBER 18, 1985

/s/ C. G. Grefenstette

_____________________________________________

C. G. Grefenstette, Trustee

C. G. GREFENSTETTE AND THOMAS G. BIGLEY

TRUSTEES UNDER AGREEMENTS OF TRUST

DATED 12/30/76 FOR THE CHILDREN OF

JULIET LEA HILLMAN SIMONDS, AUDREY

HILLIARD HILLMAN, HENRY LEA HILLMAN,

JR., AND WILLIAM TALBOTT HILLMAN

/s/ C. G. Grefenstette

____________________________________________

C. G. Grefenstette, Trustee

/s/ Thomas G. Bigley

____________________________________________

Thomas G. Bigley, Trustee

/s/ C. G. Grefenstette

____________________________________________

C. G. Grefenstette

/s/ Thomas G. Bigley

____________________________________________

Thomas G. Bigley

/s/ Henry L. Hillman

____________________________________________

Henry L. Hillman

/s/ Elsie Hilliard Hillman

____________________________________________

Elsie Hilliard Hillman

February 14, 2001

Date